Exhibit 10.1.2

IKANOS COMMUNICATIONS, INC.

2014 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following Option to purchase Common Stock of Ikanos Communications, Inc. (the “Company”) under the Company’s 2014 Stock Incentive Plan (the “Plan”):

Name of Optionee:	[Name of Optionee]

Total Number of Option Shares Granted:	[Total Number of Shares]

Type of Option:	☐ Incentive Stock Option

☐ Nonstatutory Stock Option

Exercise Price Per Share:	$

Grant Date:	[Date of Grant]

Vesting Commencement Date:	[Vesting Commencement Date]

Vesting Schedule:	[This Option becomes exercisable with respect to the first 1/4th of the Shares subject to this Option when you complete 12 months of continuous service as an Employee or a Consultant (“Service”) from the Vesting Commencement Date. Thereafter, this Option becomes exercisable with respect to an additional 1/48th of the Shares subject to this Option when you complete each additional month of such Service.]

Expiration Date:	[Expiration Date] This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement, including any special terms and conditions for your country in the appendix attached thereto (collectively, the “Agreement”), both of which are attached to and made a part of this document.

By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

IKANOS COMMUNICATIONS, INC.

NOTICE OF STOCK OPTION GRANT

OPTIONEE:	IKANOS COMMUNICATIONS, INC.

By:
Optionee’s Signature

Title:
Optionee’s Printed Name

IKANOS COMMUNICATIONS, INC.

NOTICE OF STOCK OPTION GRANT

IKANOS COMMUNICATIONS, INC.

2014 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Tax Treatment	This Option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory option, as provided in the Notice of Stock Option Grant (the “Notice”). Even if this Option is designated as an incentive stock option, it shall be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

Vesting	This Option becomes exercisable in installments, as shown in the Notice. This Option will in no event become exercisable for additional Shares after your Service as an Employee or a Consultant has terminated for any reason.

Term	This Option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Grant Date, as shown on the Notice (fifth anniversary for a more than 10% shareholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason except death or Disability, then this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Death	If your Service terminates because of death, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option.

Disability	If your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).

Leaves of Absence	For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave, or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained.

Notice of Exercise	When you wish to exercise this Option you must provide a notice of exercise form in accordance with such procedures as are established by the Administrator and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Administrator’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):

•	Your personal check, a cashier’s check, or a money order.

•	If permitted by the Administrator, certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Administrator and have the same number of Shares subtracted from the Shares issued to you upon exercise of the Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•

By delivery on a form approved by the Administrator of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

any Tax-Related Items (as defined below). The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Administrator.

•	If permitted by the Administrator, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus Tax-Related Items (as defined below), if applicable) and any remaining balance of the aggregate exercise price (and/or applicable Tax-Related Items (as defined below)) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by you in cash or such other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Administrator.

•	Any other form permitted by the Administrator in its sole discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Administrator in its sole discretion.

Withholding Taxes and Stock Withholding	Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

In this regard, you authorize the Company and/or the Employer, or their respective agents, at the discretion of the Administrator, to withhold all applicable Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, (b) withholding Shares that otherwise would be issued to you when you exercise this Option, (c) withholding taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), or (d) any other arrangement approved by the Administrator. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

Transfer of Option	In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice, then the Administrator may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice, then the Administrator may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Administrator will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Administrator, which include the consent of the transferee(s) to be bound by this Agreement.

No Retention Rights	Neither your Option nor this Agreement gives you the right to be employed or retained by the Company, the Employer, or a Subsidiary of the Company in any capacity. The Company, the Employer, and its Subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights	Your Options carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

Adjustments	The number of Shares covered by this Option and the exercise price per Share shall be subject to adjustment in the event of a stock split, a stock dividend, or a similar change in Company Shares, and in other circumstances, as set forth in the Plan.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing (including electronically pursuant to procedures the Administrator may establish) and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).

Venue	For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Nature of Grant	In accepting the grant, you acknowledge, understand and agree that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (ii) the grant of an option is voluntary and occasional and does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount, even if options have been granted in the past; (iii) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares subject to the options, the exercise price and the vesting schedule, will be at the sole discretion of the Company; (iv) you are voluntarily participating in the Plan; (v) your Option and the Shares subject to the Option are not intended to replace any pension rights or compensation; (vi) your Option and the Shares subject to the Option, and the income and value of same, are extraordinary items of compensation outside the scope of your employment or service contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

welfare benefits or similar payments; (vii) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (viii) if the underlying Shares do not increase in value, the Option will have no value; (ix) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price; (x) no claim or entitlement to compensation or damages shall arise from forfeiture of your Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you render Service or the terms of your employment agreement or service contract, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer and/or any Parent, Subsidiaries or any “Affiliate” (which, for purposes of this Agreement shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity), waive your ability, if any, to bring any such claim, and release the Company, the Employer and/or any Parent, Subsidiaries or Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (xi) for purposes of the Option, your Service relationship will be considered terminated as of the date you are no longer actively providing Services to the Company and/or its Parent, Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you render Service or the terms of your employment agreement or service contract, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator, (a) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period mandated under local law (e.g., your period of Service would not include any “garden leave” or similar period mandated under local law); and (b) the period (if any) during which you may exercise the Option after such termination of your Service relationship will commence on such date and will not be extended by any notice period mandated under local law; (xii) unless otherwise provided in the Plan or by the Administrator in its discretion, your Option and the benefits evidenced by this Agreement do not create any entitlement to have your Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (xiii) the following provisions apply only if you are providing Services outside the United States: (a) the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

compensation or salary for any purpose; and (b) neither the Company, the Employer nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of your Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials (“Data”) by and among, as applicable, the Employer, the Company, its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to any broker as designated by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Insider Trading Restrictions/Market Abuse Laws	You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Language	If you have received this Agreement or any other document relating to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

Appendix	Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you; to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements	The Administrator reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Plan and the Notice. The Notice, this Agreement (which, for the avoidance of doubt, includes any special terms and conditions for your country in the Appendix attached hereto), and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this Option are superseded. This Agreement may be amended by the Administrator without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE NOTICE,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED IN THE NOTICE, THIS AGREEMENT AND IN THE PLAN.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

APPENDIX TO

STOCK OPTION AGREEMENT

This Appendix includes additional terms and conditions that govern the Option granted to you if you reside in one of the countries listed herein. This Appendix forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.

This Appendix also includes information regarding exchange controls, securities laws, and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities laws, and other laws in effect in the respective countries as of July 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise your Option or when you sell the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Grant Date, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you. The Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you under these circumstances.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the grant, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in the English language. You accept the terms of those documents accordingly.

Consentement relatif à l’utilisation de la langue anglaise. En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

Notifications

Tax Information. The Option is not intended to be a French tax-qualified Option.

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STOCK OPTION AGREEMENT

Exchange Control Information. If you hold Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically each month to the German Federal Bank. If you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from a German federal bank and complying with applicable reporting requirements.

INDIA

Terms and Conditions

Form of Payment. Notwithstanding anything to the contrary in the Form of Payment section of the Agreement, due to legal restrictions in India, you will not be permitted to pay the Option exercise price by: (1) transferring Shares to the Company or (2) a “sell-to-cover” exercise such that part of the Shares that are issued to you when you exercise this Option will be sold immediately upon exercise and the proceeds of sale will be delivered to the Company to cover the aggregate Option exercise price and any Tax-Related Items. The Company reserves the right to provide you with these methods of payment depending on the development of local law.

Notifications

Exchange Control Information. Indian residents are required to repatriate any proceeds from the sale of Shares and any cash dividends received in relation to the Shares to India within 90 and 180 days of receipt, respectively. Upon repatriation, you will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and you should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

Foreign Account / Assets Reporting Information. Indian residents are required to declare the following items in their annual tax return: (i) any foreign assets held by them (including Shares acquired under the Plan), and (ii) any foreign bank accounts for which they have signing authority. It is your responsibility to comply with applicable foreign asset tax laws in India and you should consult with your personal tax advisor to ensure that you are properly reporting your foreign assets and bank accounts.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

JAPAN

Notifications

Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Report Concerning Acquisition of Shares (“Securities Acquisition Report”) with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition. In addition, if you pay more than ¥30,000,000 in a single transaction for the purchase of Shares, you must file a Payment Report with the MOF (through the Bank of Japan or the bank carrying out the transaction) by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the payment is made through a bank in Japan.

A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount you pay on a one-time basis to exercise this Option exceeds ¥100,000,000, you must file both a Payment Report and a Securities Acquisition Report.

Foreign Account / Assets Reporting Information. You are required to report details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your outstanding Options, as well as Shares, in the report.

KOREA

Notifications

Exchange Control Information. To remit funds out of Korea in order to pay the exercise price by cash or check, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day.) You likely will need to present to the bank processing the transaction supporting documentation evidencing the nature of the remittance.

In addition, if you receive U.S. $500,000 or more from the sale of Shares in a single transaction, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

Foreign Account / Assets Reporting Information. If you are a Korean resident, you must declare all of your foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to determine your personal reporting obligations.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including the proceeds from the sale of Shares) up to U.S. $5,000,000 per year without justification.

If the transaction amount is TWD 500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is U.S. $500,000 or more in a single transaction, you must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

Withholding Taxes. The following provision supplements the “Withholding Taxes and Stock Withholding” section of the Agreement:

If payment or withholding of the income tax liability is not made within 90 days of the event giving rise to the income tax liability (the “Taxable Event”) or, if the Taxable Event occurs on or after April 6, 2014, within 90 days after the end of the U.K. tax year in which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Withholding Taxes and Stock Withholding section of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income tax due. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and employee national insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax and employee NICs, due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover at any time thereafter by any of the means referred to in the Withholding Taxes and Stock Withholding section of the Agreement.

IKANOS COMMUNICATIONS, INC.

STOCK OPTION AGREEMENT

IKANOS COMMUNICATIONS, INC.

2014 STOCK INCENTIVE PLAN

NOTICE OF CASH EXERCISE OF STOCK OPTION FOR OPTIONEES

OPTIONEE INFORMATION:

Name:	Social Security/ID Number:

Address:	Employee Number:

OPTION INFORMATION:

Date of Grant: , 20	Type of Stock Option:

Exercise Price per Share: $	☐ Nonstatutory (NSO)

Total number of Shares of IKANOS COMMUNICATIONS, INC. (the “Company”) covered by option:	☐ Incentive (ISO)

Number of Shares of the Company for which option is being exercised now:              (“Purchased Shares”).

Total exercise price for the Purchased Shares: $

Form of payment enclosed:

☐ Check for $ , payable to “IKANOS COMMUNICATIONS, INC.”

Name(s) in which the Purchased Shares should be registered:

The certificate for the Purchased Shares should be sent to the following address:

ACKNOWLEDGMENTS:

1.	I understand that all sales of Purchased Shares are subject to compliance with the Company’s policy on securities trades.

2.	I hereby acknowledge that I received and read a copy of the prospectus describing the Company’s 2014 Stock Incentive Plan and the tax consequences of an exercise for my country.

3.	In the case of a nonstatutory option, I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option.

4.	In the case of an incentive stock option, I agree to notify the Company if I dispose of the Purchased Shares before I have met both of the tax holding periods applicable to incentive stock options (that is, if I make a disqualifying disposition).

SIGNATURE AND DATE:
, 20

IKANOS COMMUNICATIONS, INC.

NOTICE OF EXERCISE